EXHIBIT 99.2

EXHIBIT 99.2 CONSOLIDATED FINANCIAL STATEMENTS

JONES LANG LASALLE INCORPORATED

CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2008 AND 2007

($ IN THOUSANDS, EXCEPT SHARE DATA)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$45,893	78,580
Trade receivables, net of allowances of $23,847 and $13,300	718,804	834,865
Notes and other receivables	89,636	52,695
Prepaid expenses	32,990	26,148
Deferred tax assets	102,934	64,872
Other	9,511	13,816
Total current assets	999,768	1,070,976

Property and equipment, net of accumulated depreciation of $225,496 and $198,169	224,845	193,329
Goodwill, with indefinite useful lives	1,448,663	694,004
Identified intangibles, with finite useful lives, net of accumulated amortization of $46,936 and $68,537	59,319	41,670
Investments in real estate ventures	179,875	151,800
Long-term receivables, net	51,974	33,219
Deferred tax assets	58,639	58,584
Other, net	53,942	48,292
Total assets	$3,077,025	2,291,874

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$352,489	302,976
Accrued compensation	487,895	655,895
Short-term borrowings	24,570	14,385
Deferred tax liabilities	2,698	727
Deferred income	29,213	29,756
Deferred business acquisition obligations	13,073	45,363
Other	77,947	60,193
Total current liabilities	987,885	1,109,295

Noncurrent liabilities:
Credit facilities	483,942	29,205
Deferred tax liabilities	4,429	6,577
Deferred compensation	44,888	46,423
Pension liabilities	4,101	1,096
Deferred business acquisition obligations	371,636	36,679
Minority shareholder redemption liability	43,313	—
Other	65,026	43,794
Total liabilities	2,005,220	1,273,069

Commitments and contingencies

Company shareholders’ equity:
Common stock, $.01 par value per share, 100,000,000 shares authorized; 34,561,648 and 31,722,587 shares issued and outstanding	346	317
Additional paid-in capital	599,742	441,951
Retained earnings	543,318	484,840
Shares held in trust	(3,504)	(1,930)
Accumulated other comprehensive loss	(72,220)	85,355
Total Company shareholders’ equity	1,067,682	1,010,533
Noncontrolling interest	4,123	8,272
Total equity	1,071,805	1,018,805
Total liabilities and equity	$3,077,025	2,291,874

See accompanying notes to consolidated financial statements.

JONES LANG LASALLE INCORPORATED

CONSOLIDATED STATEMENTS OF EARNINGS YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

($ IN THOUSANDS, EXCEPT SHARE DATA)	2008	2007	2006
Revenue	$2,697,586	2,652,075	2,013,578
Operating expenses:
Compensation and benefits	1,771,673	1,724,174	1,313,294
Operating, administrative and other	653,465	530,412	407,985
Depreciation and amortization	90,584	55,580	48,964
Restructuring charges (credits), net	30,401	(411)	(744)
Total operating expenses	2,546,123	2,309,755	1,769,499

Operating income	151,463	342,320	244,079

Interest expense, net of interest income	30,568	13,064	14,254
Gain on sale of investments	—	6,129	—
Equity in (losses) earnings from unconsolidated ventures	(5,462)	12,216	9,221
Income before income taxes and noncontrolling interest	115,433	347,601	239,046

Provision for income taxes	28,743	87,595	63,825
Net income before cumulative effect of change in accounting principle	86,690	260,006	175,221
Cumulative effect of change in accounting principle, net of tax	—	—	1,180
Net income	86,690	260,006	176,401

Net income attributable to noncontrolling interest	1,807	2,174	—
Net income attributable to the Company	84,883	257,832	176,401
Net income attributable to common shareholders	$83,515	256,490	175,344
Other comprehensive income:
Change in pension liabilities, net of tax	(4,448)	17,158	(1,345)
Foreign currency translation adjustments	(153,127)	53,653	52,781
Unrealized holding gain on investments	—	(2,256)	2,256
Comprehensive (loss) income attributable to the Company	$(72,692)	326,387	230,093

Basic earnings per common share	$2.52	8.01	5.50
Basic weighted average shares outstanding	33,098,228	32,021,380	31,872,112
Diluted earnings per common share	$2.44	7.64	5.24
Diluted weighted average shares outstanding	34,205,120	33,577,927	33,447,939

See accompanying notes to consolidated financial statements.

JONES LANG LASALLE INCORPORATED

CONSOLIDATED STATEMENT OF CHANGE IN EQUITY FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

($ IN THOUSANDS, EXCEPT SHARE DATA)	Company Shareholders’ Equity							Noncontrolling Interest	Total Equity
			Additional		Shares	Shares	Accumulated Other
	Common Stock		Paid-In Capital	Retained Earnings	Held by Subsidiary	Held in Trust	Comprehensive Income (Loss)
	Shares	Amount
Balances at December 31, 2005	35,199,744	$352	606,000	100,142	(132,791)	(808)	(36,892)	—	$536,003
Net income	—	—	—	176,401	—	—	—	—	176,401
Shares issued under stock compensation programs	1,393,120	14	3,577	—	—	—	—	—	3,591
Tax benefits due to vestings and exercises	—	—	29,104	—	—	—	—	—	29,104
Amortization of stock compensation	—	—	37,589	—	—	—	—	—	37,589
Shares repurchased					(64,752)				(64,752)
Shares held in trust	—	—	—	—	—	(619)	—	—	(619)
Dividends declared, $0.60 per share	—	—	—	(20,629)	—	—	—	—	(20,629)
Change in pension liabilities, net of tax	—	—	—	—	—	—	(1,345)	—	(1,345)
Foreign currency translation adjustments	—	—	—	—	—	—	52,781	—	52,781
Unrealized holding gain on investments	—	—	—	—	—	—	2,256	—	2,256
Balances at December 31, 2006	36,592,864	$366	676,270	255,914	(197,543)	(1,427)	16,800	—	$750,380
Net income	—	—	—	257,832	—	—	—	2,174	260,006
Shares issued under stock compensation programs	895,174	9	(20,142)	—	—	—	—	—	(20,133)
Tax benefits due to vestings and exercises	—	—	26,215	—	—	—	—	—	26,215
Amortization of stock compensation	—	—	52,895	—	—	—	—	—	52,895
Shares repurchased (1)	(5,765,451)	(58)	(293,287)	—	197,543	—	—	—	(95,802)
Shares held in trust	—	—	—	—	—	(503)	—	—	(503)
Dividends declared, $0.85 per share	—	—	—	(28,906)	—	—	—	—	(28,906)
Change in pension liabilities, net of tax	—	—	—	—	—	—	17,158	—	17,158
Foreign currency translation adjustments	—	—	—	—	—	—	53,653	—	53,653
Unrealized holding gain on investments	—	—	—	—	—	—	(2,256)	—	(2,256)
Increase in amounts due to noncontrolling interest	—	—	—	—	—	—	—	6,098	6,098
Balances at December 31, 2007	31,722,587	$317	441,951	484,840	—	(1,930)	85,355	8,272	$1,018,805
Net income	—	—	—	84,883	—	—	—	1,807	86,690
Shares issued for the Staubach acquisition	1,997,682	21	99,979	—	—	—	—	—	100,000
Shares issued under stock compensation programs	841,379	8	(4,080)	—	—	—	—	—	(4,072)
Tax benefits due to vestings and exercises	—	—	4,013	—	—	—	—	—	4,013
Amortization of stock compensation	—	—	57,879	—	—	—	—	—	57,879
Shares held in trust	—	—	—	—	—	(1,574)	—	—	(1,574)
Dividends declared, $0.75 per share	—	—	—	(26,405)	—	—	—	—	(26,405)
Change in pension liabilities, net of tax	—	—	—	—	—	—	(4,448)	—	(4,448)
Foreign currency translation adjustments	—	—	—	—	—	—	(153,127)	—	(153,127)
Decrease in amounts due to noncontrolling interest	—	—	—	—	—	—	—	(5,956)	(5,956)
Balances at December 31, 2008	34,561,648	$346	599,742	543,318	—	(3,504)	(72,220)	4,123	$1,071,805

(1)	Included in the 5,765,451 shares repurchased under our share repurchase programs through December 31, 2007 are 4,970,232 shares repurchased and held by one of our subsidiaries through June 30, 2007, 428,319 shares repurchased and canceled in the third quarter of 2007, and 366,900 shares repurchased in the fourth quarter of 2007 by Jones Lang LaSalle Incorporated. Shares held by one of our subsidiaries in previous reporting periods were included in total shares outstanding, but were deducted from shares outstanding for purposes of calculating earnings per share.

See accompanying notes to consolidated financial statements.

JONES LANG LASALLE INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

($ IN THOUSANDS)	2008	2007	2006
Cash flows from operating activities:
Net income	$86,690	260,006	176,401
Reconciliation of net income to net cash used by operating activities:
Cumulative effect of change in accounting principle, net of tax	—	—	(1,180)
Depreciation and amortization	90,584	55,580	48,964
Equity in losses (earnings) from real estate ventures	5,462	(12,216)	(9,221)
Gain on sale of investments	—	(6,129)	—
Operating distributions from real estate ventures	1,064	11,560	17,501
Provision for loss on receivables and other assets	20,737	4,209	3,645
Amortization of deferred compensation	62,684	57,932	44,556
Amortization of debt issuance costs	2,999	579	668
Change in:
Receivables	44,760	(224,083)	(242,377)
Prepaid expenses and other assets	(13,154)	3,662	(24,008)
Deferred tax assets, net	(65,458)	(32,279)	6,978
Excess tax benefits from share-based payment arrangements	(4,013)	(26,215)	(25,981)
Accounts payable, accrued liabilities and accrued compensation	(198,990)	316,812	381,757
Net cash provided by operating activities	33,365	409,418	377,703

Cash flows from investing activities:
Net capital additions – property and equipment	(103,702)	(113,743)	(70,307)
Business acquisitions, net of cash acquired	(348,825)	(134,259)	(191,706)
Capital contributions and advances to real estate ventures	(44,846)	(45,517)	(62,122)
Distributions, repayments of advances and sale of investments	2,509	35,017	17,775
Net cash used in investing activities	(494,864)	(258,502)	(306,360)

Cash flows from financing activities:
Proceeds from borrowings under credit facilities	1,481,001	1,448,954	893,013
Repayments of borrowings under credit facilities	(1,016,080)	(1,452,749)	(887,528)
Debt issuance costs	(9,644)	(541)	(1,782)
Shares repurchased for payment of employee taxes on stock awards	(14,026)	(29,665)	(17,288)
Shares repurchased under share repurchase program	—	(95,778)	(64,752)
Excess tax benefits from share-based payment arrangements	4,013	26,215	25,981
Common stock issued under stock option plan and stock purchase programs	9,953	9,522	23,596
Payment of dividends	(26,405)	(28,906)	(20,629)
Net cash provided by (used in) financing activities	428,812	(122,948)	(49,389)

Net (decrease) increase in cash and cash equivalents	(32,687)	27,968	21,954
Cash and cash equivalents, January 1	78,580	50,612	28,658
Cash and cash equivalents, December 31	$45,893	78,580	50,612

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$19,160	13,705	13,644
Income taxes, net of refunds	97,757	47,578	34,006
Non-cash financing activities:
Deferred business acquisition obligations	352,320	47,864	34,178

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(1) Organization

Jones Lang LaSalle Incorporated (“Jones Lang LaSalle,” which we may refer to as we, us, our, the Company or the Firm) was incorporated in 1997. We have 180 corporate offices worldwide and operations in more than 750 locations in 60 countries. We have approximately 36,200 employees, including 22,100 employees whose costs are reimbursed by our clients. We provide comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. We are an industry leader in property and corporate facility management services, with a portfolio of approximately 1.4 billion square feet worldwide. LaSalle Investment Management, a member of the Jones Lang LaSalle group, is one of the world’s largest and most diversified real estate investment management firms, with over $46 billion of assets under management.

Our range of real estate services includes:

•	Agency leasing

•	Property management

•	Project and development management

•	Construction management

•	Valuations

•	Capital markets

•	Real estate investment banking and merchant banking

•	Brokerage of properties

•	Corporate finance

•	Hotel advisory

•	Space acquisition and disposition (tenant representation)

•	Facilities management/outsourcing

•	Strategic consulting

•	Energy and sustainability services

•	Value recovery services

• Investment management

We offer these services locally, regionally and globally to real estate investors and occupiers for a variety of property types, including offices, hotels, industrial, retail, multi-family residential, hospitals, critical environments and data centers, sports facilities, cultural institutions and transportation centers. Individual regions and markets focus on different property types, depending on local requirements and market conditions.

We work for a broad range of clients that represent a wide variety of industries and are based in markets throughout the world. Our clients vary greatly in size and include for-profit and not-for-profit entities of all kinds, public-private partnerships and governmental (public sector) entities. We provide real estate investment management services on a global basis for both public and private assets through our LaSalle Investment Management subsidiary. Our integrated global business model, industry-leading research capabilities, client relationship management focus, consistent worldwide service delivery and strong brand are attributes that enhance our services.

(2) Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION

Our financial statements include the accounts of Jones Lang LaSalle and its majority-owned-and-controlled subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Investments in real estate ventures over which we exercise significant influence, but not control, are accounted for under the equity method. Investments in real estate ventures over which we are not able to exercise significant influence are accounted for under the cost method.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of the revenues and expenses during the reporting periods. Such estimates include the value of purchase consideration, valuation of accounts receivable, goodwill, intangible assets, other long-

lived assets, legal contingencies, assumptions used in the calculation of income taxes, incentive compensation, and retirement and other post-employment benefits, among others. These estimates and assumptions are based on management’s best estimate and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity markets and foreign currency fluctuations have combined to increase the uncertainty in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in economic environment will be reflective in the financial statements in future periods. Although actual amounts likely differ from such estimated amounts, we believe such differences are not likely to be material. For further discussion of accounting estimates, please refer to the Summary of Critical Accounting Policies and Estimates section of Management’s Discussion and Analysis of Financial Condition and Results of Operations.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current presentation.

REVENUE RECOGNITION

The SEC’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB 104, provides guidance on the application of U.S. GAAP to selected revenue recognition issues. Additionally, EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), provides guidance on the application of U.S. GAAP to revenue transactions with multiple deliverables.

We earn revenue from the following principal sources:

•	Transaction commissions;

•	Advisory and management fees;

•	Incentive fees;

•	Project and development management fees; and

•	Construction management fees.

We recognize transaction commissions related to agency leasing services, capital markets services and tenant representation services as income when we provide the related service unless future contingencies exist. If future contingencies exist, we defer recognition of this revenue until the respective contingencies have been satisfied.

We recognize advisory and management fees related to property management services, valuation services, corporate property services, strategic consulting and money management as income in the period in which we perform the related services.

We recognize incentive fees based on the performance of underlying funds’ investments and the contractual benchmarks, formulas and timing of the measurement period with clients.

We recognize project and development management and construction management fees by applying the “percentage of completion” method of accounting. We use the efforts expended method to determine the extent of progress towards completion for project and development management fees and costs incurred to total estimated costs for construction management fees.

Construction management fees, which are gross construction services revenues net of subcontract costs, were $17.0 million, $12.9 million and $11.8 million for the years ended December 31, 2008, 2007 and 2006, respectively. Gross construction services revenues totaled $256.4 million, $187.3 million and $147.6 million and subcontract costs totaled $239.4 million, $174.4 million and $135.8 million for the years end December 31, 2008, 2007 and 2006, respectively.

We include costs in excess of billings on uncompleted construction contracts of $9.8 million and $4.8 million in “Trade receivables,” and billings in excess of costs on uncompleted construction contracts of $5.9 million and $12.9 million in “Deferred income,” respectively, in our December 31, 2008 and 2007 consolidated balance sheets.

Certain contractual arrangements for services provide for the delivery of multiple services. We evaluate revenue recognition for each service to be rendered under these arrangements using criteria set forth in EITF 00-21. For services that meet the separability criteria, revenue is recognized separately. For services that do not meet those criteria, revenue is recognized on a combined basis.

We follow the guidance of EITF 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” when accounting for reimbursements received. Accordingly, we have recorded these reimbursements as revenues in the income statement, as opposed to being shown as a reduction of expenses.

In certain of our businesses, primarily those involving management services, we are reimbursed by our clients for expenses incurred on their behalf. The treatment of reimbursable expenses for financial reporting purposes is based upon the fee structure of the underlying contracts. We follow the guidance of EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” when accounting for reimbursable personnel and other costs. A contract that provides a fixed fee billing, fully inclusive of all personnel or other recoverable expenses incurred but not separately scheduled, is reported on a gross basis. When accounting on a gross basis, our reported revenues include the full billing to our client and our reported expenses include all costs associated with the client.

We account for a contract on a net basis when the fee structure is comprised of at least two distinct elements, namely (i) a fixed management fee and (ii) a separate component that allows for scheduled reimbursable personnel costs or other expenses to be billed directly to the client. When accounting on a net basis, we include the fixed management fee in reported revenues and net the reimbursement against expenses. We base this accounting on the following factors, which define us as an agent rather than a principal:

•

The property owner, with ultimate approval rights relating to the employment and compensation of on-site personnel, and bearing all of the economic costs of such personnel, is determined to be the primary obligor in the arrangement;

•	Reimbursement to Jones Lang LaSalle is generally completed simultaneously with payment of payroll or soon thereafter;

•

Because the property owner is contractually obligated to fund all operating costs of the property from existing cash flow or direct funding from its building operating account, Jones Lang LaSalle bears little or no credit risk; and

•	Jones Lang LaSalle generally earns no margin in the reimbursement aspect of the arrangement, obtaining reimbursement only for actual costs incurred.

Most of our service contracts utilize the latter structure and are accounted for on a net basis. We have always presented the above reimbursable contract costs on a net basis in accordance with U.S. GAAP. Such costs aggregated approximately $1.1 billion, $931 million, and $746 million in 2008, 2007 and 2006, respectively. This treatment has no impact on operating income, net income or cash flows.

CASH AND CASH EQUIVALENTS

We consider all highly-liquid investments purchased with maturities of less than one year to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short-term maturity of these investments.

ACCOUNTS RECEIVABLE

Pursuant to contractual arrangements, accounts receivable includes unbilled amounts of $188.2 million and $244.0 million at December 31, 2008 and 2007, respectively.

We estimate the allowance necessary to provide for uncollectible accounts receivable. The estimate includes specific accounts for which payment has become unlikely. We also base this estimate on historical experience combined with a careful review of current developments and a strong focus on credit quality. The process by which we calculate the allowance begins in the individual business units where specific problem accounts are identified and reserved as part of an overall reserve that is formulaic and driven by the age profile of the receivables and our historical experience. These allowances are then reviewed on a quarterly basis by regional and global management to ensure they are appropriate. As part of this review, we develop a range of potential allowances on a consistent formulaic basis. We would normally expect that the allowance would fall within this range. See the Summary of Critical Accounting Policies and Estimates section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information on our Allowance for Uncollectible Accounts Receivable.

PROPERTY AND EQUIPMENT

We apply Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), to recognize and measure impairment of property and equipment owned or under capital leases. We review property and equipment for impairment whenever events or circumstances indicate that the carrying value of an asset group may not be recoverable. We record an impairment loss to the extent that the carrying value exceeds the estimated fair value. We did not recognize an impairment loss related to property and equipment in 2008, 2007 or 2006.

We calculate depreciation and amortization on property and equipment for financial reporting purposes primarily by using the straight-line method based on the estimated useful lives of our assets. The following table shows the gross value of major asset categories at December 31, 2008 and 2007 as well as the standard depreciable life for each of these asset categories ($ in millions):

CATEGORY	2008	2007	DEPRECIABLE LIFE
Furniture, fixtures and equipment	$81.8	$72.7	5 to 10 years
Computer equipment and software	247.2	215.9	2 to 7 years
Leasehold improvements	108.9	89.6	1 to 10 years
Automobiles	10.5	10.6	4 to 5 years

BUSINESS COMBINATIONS, GOODWILL AND OTHER INTANGIBLE ASSETS

We apply SFAS No. 141, “Business Combinations” (“SFAS 141”), when accounting for business combinations. We have historically grown through a series of acquisitions and consistent with the services nature of the businesses we have acquired, the largest assets on our balance sheet are goodwill and intangibles resulting from these acquisitions. We amortize intangibles with finite useful lives, which primarily represent the value placed on management contracts and backlog that are acquired as part of these acquisitions.

SFAS 142 requires that goodwill and intangible assets with indefinite useful lives not be amortized, but instead evaluated for impairment at least annually. To accomplish this annual evaluation, in the third quarter of each year we determine the carrying value of each reporting unit by assigning assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of evaluation. Under SFAS 142, we define reporting units as Investment Management, Americas IOS, Asia Pacific IOS and EMEA IOS. We then determine the fair value of each reporting unit on the basis of a discounted cash flow methodology and compare it to the reporting unit’s carrying value. The result of the 2008, 2007 and 2006 evaluations was that the fair value of each reporting unit exceeded its carrying amount, and therefore we did not recognize an impairment loss in any of those years.

In addition to our annual impairment evaluation, we evaluate whether events or circumstances have occurred in the period subsequent to our annual impairment testing which indicate that it is more likely than not an impairment loss has occurred. We evaluated the continued applicability of our annual evaluation in light of the continued deterioration in the global economy and corresponding fall in our stock price during the fourth quarter of 2008, the first quarter in which our book value exceeded our market capitalization. Based on continued profitability and EBITDA generated by each of our reporting units sufficient to support the book values of net assets of each of these reporting units at industry-specific multiples, and no significant changes in our long-term discounted cash flow projections from the assumptions used in our third quarter analysis, there were no changes to our conclusion that goodwill and intangible assets with identifiable useful lives were not impaired in 2008. However, it is possible our determination that goodwill for a reporting unit is not impaired could change in the future if the current economic conditions continue to deteriorate or persist for an extended period of time. Management will continue to monitor the relationship between the Company’s market capitalization and book value, as well as the ability of our reporting units to deliver current and projected EBITDA and cash flows sufficient to support the book values of the net assets of their respective businesses.

See Note 4 for additional information on goodwill and other intangible assets.

INVESTMENTS IN REAL ESTATE VENTURES

We invest in certain real estate ventures that own and operate commercial real estate. Typically, these are co-investments in funds that our Investment Management business establishes in the ordinary course of business for its clients. These investments include non-controlling ownership interests generally ranging from less than 1% to 48.78% of the respective ventures. We apply the provisions of the following guidance when accounting for these interests:

•	FASB Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46R”)

•

EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”)

•	AICPA Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures” as amended by FASB Staff Position No. SOP 78-9-a (“SOP 78-9-a”)

•	Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”)

•	EITF Topic No. D-46, “Accounting for Limited Partnership Investments” (“EITF D-46”)

The application of such guidance generally results in accounting for these interests under the equity method in the accompanying consolidated financial statements due to the nature of our non-controlling ownership in the ventures.

For real estate limited partnerships in which the Company is a general partner, we apply the guidance set forth in FIN 46R, EITF 04-5 and SOP 78-9-a in evaluating the control the Company has over the limited partnership. These entities are generally well-capitalized and grant the limited partners important rights, such as the right to replace the general partner without cause, to dissolve or liquidate the partnership, to approve the sale or refinancing of the principal partnership assets, or to approve the acquisition of principal partnership assets. We account for such general partner interests under the equity method.

For real estate limited partnerships in which the Company is a limited partner, the Company is a co-investment partner, and based on applying the guidance set forth in FIN 46R and SOP 78-9-a, has concluded that it does not have a controlling interest in the limited partnership. When we have an asset advisory contract with the real estate limited partnership, the combination of our limited partner interest and the advisory agreement provides us with significant influence over the real estate limited partnership venture. Accordingly, we account for such investments under the equity method. When the Company does not have an asset advisory contract with the limited partnership, but only has a limited partner interest without significant influence, and our interest in the partnership is considered “minor” under EITF D-46 (i.e., not more than 3 to 5 percent), we account for such investments under the cost method.

For investments in real estate ventures accounted for under the equity method, we maintain an investment account, which is increased by contributions made and by our share of net income of the real estate ventures, and decreased by distributions received and by our share of net losses of the real estate ventures. Our share of each real estate venture’s net income or loss, including gains and losses from capital transactions, is reflected in our consolidated statement of earnings as “Equity in earnings (losses) from real estate ventures.” For investments in real estate ventures accounted for under the cost method, our investment account is increased by contributions made and decreased by distributions representing return of capital.

We apply the provisions of APB 18, SEC Staff Accounting Bulletin Topic 5-M, “Other Than Temporary Impairment Of Certain Investments In Debt And Equity Securities” (“SAB 59”), and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) when evaluating investments in real estate ventures for impairment, including impairment evaluations of the individual assets underlying our investments. We review investments in real estate ventures on a quarterly basis for indications of whether the carrying value of the real estate assets underlying our investments in ventures may not be recoverable.

When events or changes in circumstances indicate that the carrying amount of a real estate asset underlying one of our investments in real estate ventures may be impaired, we review the recoverability of the carrying amount of the real estate asset in comparison to an estimate of the future undiscounted cash flows expected to be generated by the underlying asset. When the carrying amount of the real estate asset is in excess of the future undiscounted cash flows, we use a discounted cash flow approach to determine the fair value of the asset in computing the amount of the impairment. We then record the portion of the impairment loss related to our investment in the reporting period.

We report “Equity in earnings (losses) from real estate ventures” in the consolidated statement of earnings after “Operating income.” However, for segment reporting we reflect “Equity earnings (losses)” within “Revenue.” See Note 3 for “Equity earnings (losses)” reflected within segment revenues, as well as discussion of how the Chief Operating Decision Maker (as defined in Note 3) measures segment results with “Equity earnings (losses)” included in segment revenues.

See Note 5 for additional information on investments in real estate ventures.

STOCK-BASED COMPENSATION

Prior to January 1, 2006, we accounted for our stock-based compensation plans under the provisions of SFAS 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” These provisions allowed entities to continue to apply the intrinsic value-based method under the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and provide disclosure of pro forma net income and net income per share as if the fair value-based method, defined in SFAS 123 as amended by SFAS 148, had been applied. We elected to apply the provisions of APB 25 in accounting for stock options and other stock awards, and accordingly, recognized no compensation expense for stock options granted at the market value of our common stock on the date of grant, or for 15% discounts on stock purchases under our U.S. Employee Stock Purchase Plan (“ESPP”). We did recognize compensation expense over the vesting period of other stock awards (including various grants of restricted stock units and offerings of discounted stock purchases under our Jones Lang LaSalle Savings Related Share Option (UK) Plan) pursuant to APB 25.

Effective January 1, 2006, we account for stock-based compensation in accordance with SFAS 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R eliminates the alternative to use APB 25’s intrinsic value method of accounting that was provided in SFAS 123 as originally issued. SFAS 123R requires us to recognize expense for the grant-date fair value of stock options and other equity-based compensation issued to employees over the employee’s requisite service period. Per the provisions of SFAS 123R we have elected to amortize the fair value of share-based compensation on a straight-line basis over the associated vesting period for each separately vesting portion of an award. Effective January 1, 2006, we amended our ESPP to provide for a 5% discount on stock purchases and eliminate the “look-back” feature in the plan, which along with the other provisions of the plan allows the ESPP to remain “noncompensatory” under the standard. The adoption of SFAS 123R primarily impacts “Compensation and benefits” expense in our consolidated statement of earnings by changing prospectively our method of measuring and recognizing compensation expense on share-based awards from recognizing forfeitures as incurred to estimating forfeitures. The effect of this change as it relates to prior periods is reflected in “Cumulative effect of change in accounting principle, net of tax” in the consolidated statement of earnings. In the year ended 2006, we recorded an increase in income of $1.2 million, net of tax, for the cumulative effect of this accounting change.

See Note 6 for additional information on stock-based compensation.

INCOME TAXES

We account for income taxes under the asset and liability method. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between (1) the financial statement carrying amounts of existing assets and liabilities and (2) their respective tax bases, and operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect those temporary differences to be recovered or settled. We recognize in income the effect on deferred tax assets and liabilities of a change in tax rates in the period that includes the enactment date.

See Note 8 for additional information on income taxes.

SELF-INSURANCE PROGRAMS

In our Americas business, and in common with many other American companies, we have chosen to retain certain risks regarding health insurance and workers’ compensation rather than purchase third-party insurance. Estimating our exposure to such risks involves subjective judgments about future developments. We supplement our traditional global insurance program by the use of a captive insurance company to provide professional indemnity and employment practices insurance on a “claims made” basis. As professional indemnity claims can be complex and take a number of years to resolve, we are required to estimate the ultimate cost of claims.

•

Health Insurance—We self-insure our health benefits for all U.S.-based employees, although we purchase stop loss coverage on an annual basis to limit our exposure. We self-insure because we believe that on the basis of our historic claims experience, the demographics of our workforce and trends in the health insurance industry, we incur reduced expense by self-insuring our health benefits as opposed to purchasing health insurance through a third party. We estimate our likely full-year cost at the beginning of the year and expense this cost on a straight-line basis throughout the year. In the fourth quarter, we estimate the required reserve for unpaid health costs we would need at year-end.

•

Workers’ Compensation Insurance—Given our belief, based on historical experience, that our workforce has experienced lower costs than is normal for our industry, we have been self-insured for worker’s compensation insurance for a number of years. We purchase stop loss coverage to limit our exposure to large, individual claims. On a periodic basis we accrue using various state rates based on job classifications. On an annual basis in the third quarter, we engage in a comprehensive analysis to develop a range of potential exposure, and considering actual experience, we reserve within that range. We accrue the estimated adjustment to income for the differences between this estimate and our reserve. The credits taken to revenue for the years ended December 31, 2008, 2007 and 2006 were $4.3 million, $5.2 million, and $3.0 million, respectively.

•

Captive Insurance Company—In order to better manage our global insurance program and support our risk management efforts, we supplement our traditional insurance program by the use of a wholly-owned captive insurance company to provide professional indemnity and employment practices liability insurance coverage on a “claims made” basis. The level of risk retained by our captive is up to $2.5 million per claim (dependent upon location) and up to $12.5 million in the aggregate. The reserves estimated and accrued in accordance with SFAS 5 for self-insurance facilitated through our captive insurance company, which relate to multiple years, were $6.2 million and $7.1 million, net of receivables from third party insurers, as of December 31, 2008 and 2007, respectively.

Professional indemnity insurance claims can be complex and take a number of years to resolve. Within our captive insurance company, we estimate the ultimate cost of these claims by way of specific claim reserves developed through periodic reviews of the circumstances of individual claims, as well as reserves against current year exposures on the basis of our historic loss ratio. The increase in the level of risk retained by the captive means we would expect that the amount and the volatility of our estimate of reserves will be increased over time. With respect to the consolidated financial statements, when a potential loss event occurs, management estimates the ultimate cost of the claims and accrues the related cost in accordance with SFAS 5, “Accounting for Contingencies.”

FAIR VALUE OF FINANCIAL INSTRUMENTS

Our financial instruments include cash and cash equivalents, receivables, accounts payable, notes payable and foreign currency exchange contracts. The estimated fair value of cash and cash equivalents, receivables and payables approximates their carrying amounts due to the short maturity of these instruments. The estimated fair value of our revolving credit facility and short-term borrowings approximates their carrying value due to their variable interest rate terms.

In 2008 we adopted SFAS 157, “Fair Value Measurements” with respect to our financial assets and liabilities that are measured at fair value. SFAS 157 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets;
•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

We regularly use foreign currency forward contracts to manage our currency exchange rate risk related to intercompany lending and cash management practices. We determined the fair value of these contracts based on widely accepted valuation techniques. The inputs for these valuation techniques are Level 2 inputs in the hierarchy of SFAS 157. At December 31, 2008, we had forward exchange contracts in effect recorded as a current asset of $5.9 million and a current liability of $5.2 million. At December 31, 2008, we have no recurring fair value measurements for financial assets and liabilities that are based on unobservable inputs or Level 3 inputs.

DERIVATIVES AND HEDGING ACTIVITIES

We apply SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, “Accounting For Certain Derivative Instruments and Certain Hedging Activities,” when accounting for derivatives and hedging activities.

As a firm, we do not enter into derivative financial instruments for trading or speculative purposes. However, in the normal course of business we do use derivative financial instruments in the form of forward foreign currency exchange contracts to manage selected foreign currency risks. At December 31, 2008, we had forward exchange contracts in effect with a gross notional value of $580.8 million ($532.1 million on a net basis) with a net market value of $0.7 million. We currently do not use hedge accounting for these contracts, which are marked-to-market each period with changes in unrealized gains or losses recognized currently in earnings and offset by gains and losses in associated intercompany loans such that the net impact to earnings is not significant. These gains and losses are included in net earnings as a component of Operating, administrative and other expense.

We hedge any foreign currency exchange risk resulting from intercompany loans through the use of foreign currency forward contracts. SFAS 133 requires that unrealized gains and losses on these derivatives be recognized currently in earnings. The gain or loss on the re-measurement of the foreign currency loan accounts being hedged is also recognized in earnings. The net impact on our earnings of the unrealized gain on foreign currency contracts, offset by the loss resulting from remeasurement of foreign currency transactions, for 2008, 2007 and 2006 was not significant. In the past we have used interest rate swap agreements to limit the impact of changes in interest rates on earnings and cash flows. We have not used interest rate swap agreements in the last three years, and there were no such agreements outstanding as of December 31, 2008.

We require that hedging derivative instruments be effective in reducing the exposure that they are designated to hedge. This effectiveness is essential to qualify for hedge accounting treatment. Any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market each period with changes in unrealized gains or losses recognized currently in earnings.

FOREIGN CURRENCY TRANSLATION

The financial statements of our subsidiaries located outside the United States are measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date with the resulting translation adjustments included in the balance sheet as a separate component of shareholders’ equity (accumulated other comprehensive income (loss)) and in the statement of earnings (other comprehensive income—foreign currency translation adjustments). Income and expenses are translated at the average monthly rates of exchange. Gains and losses from foreign currency transactions are included in net earnings as a component of Operating, administrative and other expense and resulted in net losses of $1.1 million in 2008, a net gain of $2.9 million in 2007 and net losses of $1.3 million in 2006.

The effects of foreign currency translation on cash and cash equivalents are reflected in cash flows from operating activities on the Consolidated Statement of Cash Flows.

CASH HELD FOR OTHERS

We manage significant amounts of cash and cash equivalents in our role as agent for our investment and property management clients. We do not include such amounts in our Consolidated Financial Statements.

COMMITMENTS AND CONTINGENCIES

We are subject to various claims and contingencies related to lawsuits, taxes and environmental matters as well as commitments under contractual obligations. Many of these claims are covered under our current insurance programs, subject to deductibles. We recognize the liability associated with a loss contingency when a loss is probable and estimable in accordance with SFAS 5. Our contractual obligations generally relate to the provision of services by us in the normal course of our business.

See Note 12 for additional information on commitments and contingencies.

EARNINGS PER SHARE; NET INCOME AVAILABLE TO COMMON SHAREHOLDERS

The difference between basic weighted average shares outstanding and diluted weighted average shares outstanding represents the dilutive impact of common stock equivalents. Common stock equivalents consist primarily of shares to be issued under employee stock compensation programs and outstanding stock options whose exercise price was less than the average market price of our stock during these periods.

For the years ended December 31, 2007 and 2006, respectively, we did not include in the weighted average shares outstanding the shares that had been repurchased and which were held by one of our subsidiaries, no shares were held by a subsidiary during 2008. We calculate net income available to common shareholders by subtracting dividend-equivalents paid on outstanding but unvested shares of restricted stock units, net of tax, from net income. See “Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities” in Item 5 for additional information regarding our share repurchase activity and current dividend practice.

The following table details the calculations of basic and diluted earnings per common share ($ in thousands, except share data) for each of the three years ended December 31, 2008, 2007 and 2006.

	2008	2007	2006
Net income before cumulative effect of change in accounting principle	$86,690	260,006	175,221
Cumulative effect of change in accounting principle, net of tax	—	—	1,180
Net income	86,690	260,006	176,401

Net income attributable to noncontrolling interest	1,807	2,174	—
Net income attributable to the Company	84,883	257,832	176,401
Dividends on unvested common stock, net of tax	1,368	1,342	1,057
Net income available to common shareholders	83,515	256,490	175,344

Basic income per common share before cumulative effect of change in accounting principle and dividends on unvested common stock, net of tax	$2.56	8.05	5.50
Cumulative effect of change in accounting principle, net of tax	—	—	0.03
Dividends on unvested common stock, net of tax	(0.04)	(0.04)	(0.03)
Basic earnings per common share	$2.52	8.01	5.50

Basic weighted average shares outstanding	33,098,228	32,021,380	31,872,112
Dilutive impact of common stock equivalents:
Outstanding stock options	68,309	126,313	316,914
Unvested stock compensation programs	1,038,583	1,430,234	1,258,913
Diluted weighted average shares outstanding	34,205,120	33,577,927	33,447,939

Diluted income per common share before cumulative effect of change in accounting principle and dividends on unvested common stock, net of tax	$2.48	7.68	5.24
Cumulative effect of change in accounting principle, net of tax	—	—	0.03
Dividends on unvested common stock, net of tax	(0.04)	(0.04)	(0.03)
Diluted earnings per common share	$2.44	7.64	5.24

New Accounting Standards

FAIR VALUE MEASUREMENTS

In 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies to accounting pronouncements that require or permit fair value measurements, except for share-based payment transactions under SFAS 123R. In November 2007, the FASB deferred the implementation of SFAS 157 for non-financial assets and liabilities for one year. Management does not believe that the application of SFAS 157 for non-financial assets and liabilities will have a material impact on our consolidated financial statements. On January 1, 2008 we adopted SFAS 157 with respect to our financial assets and liabilities that are measured at fair value. The adoption of these provisions did not have a material impact on our consolidated financial statements.

FAIR VALUE OPTION

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Under SFAS 159, we had the option of adopting fair value accounting for financial assets and liabilities starting on January 1, 2008. The adoption of SFAS 159 did not have a material effect on our consolidated financial statements since we did not elect to measure any of our financial assets or liabilities using the fair value option prescribed by SFAS 159.

BUSINESS COMBINATIONS

In December 2007, the FASB issued SFAS 141(revised), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) will change how identifiable assets acquired and the liabilities assumed in a business combination will be recorded in the financial statements. SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires expensing of most transaction and restructuring costs. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is after December 31, 2008. The impact of the application of SFAS 141(R) on our consolidated financial statements will be dependent on the contract terms of business combinations we complete in the future.

NONCONTROLLING INTERESTS

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. The Company adopted the provisions of SFAS 160 on January 1, 2009. As a result, the financial statements included in Exhibit 99.2 of this Form 8-K have been revised to give effect to the adoption of SFAS 160 for all periods presented. The adoption of SFAS 160 did not have a material impact on our consolidated financial statements.

(3) Business Segments

We manage and report our operations as four business segments:

(i)	Investment Management, which offers investment management services on a global basis, and

The three geographic regions of Investor and Occupier Services (“IOS”):

(ii)	Americas,

(iii)	Europe, Middle East and Africa (“EMEA”) and

(iv)	Asia Pacific.

The Investment Management segment provides investment management services to institutional investors and high-net-worth individuals. Each geographic region offers our full range of Investor Services, Capital Markets and Occupier Services. The IOS business consists primarily of tenant representation and agency leasing, capital markets and valuation services (collectively “transaction services”) and property management, facilities management, project and development management, energy management and sustainability and construction management services (collectively “management services”).

Operating income represents total revenue less direct and indirect allocable expenses. We allocate all expenses, other than interest and income taxes, as nearly all expenses incurred benefit one or more of the segments. Allocated expenses primarily consist of corporate global overhead. We allocate these corporate global overhead expenses to the business segments based on the relative operating income of each segment.

For segment reporting we show equity earnings (losses) from real estate ventures within our revenue line, especially since it is a very integral part of our Investment Management segment. Our measure of segment operating results also excludes restructuring charges. The Chief Operating Decision Maker of Jones Lang LaSalle measures the segment results with equity in earnings (losses) from real estate ventures, and without restructuring charges. We define the Chief Operating Decision Maker collectively as our Global Executive Committee, which is comprised of our Global Chief Executive Officer, Global Chief Operating and Financial Officer and the Chief Executive Officers of each of our reporting segments.

As stated in Note 2, we have reclassified certain prior year amounts to conform to the current presentation. Summarized financial information by business segment for 2008, 2007 and 2006 are as follows ($ in thousands):

INVESTOR AND OCCUPIER SERVICES	2008	2007	2006
Americas
Revenue:
Transaction services	$478,918	378,815	316,752
Management services	421,635	359,731	292,270
Equity earnings	283	1,626	700
Other services	32,451	25,057	12,420
	933,287	765,229	622,142
Operating expenses:
Compensation, operating and administrative expenses	818,369	659,392	534,549
Depreciation and amortization	47,808	25,387	22,040
Operating income	$67,110	80,450	65,553
EMEA
Revenue:
Transaction services	$641,102	754,428	556,792
Management services	215,222	157,783	113,515
Equity (losses) earnings	(840)	373	(362)
Other services	15,359	13,497	9,394
	870,843	926,081	679,339

Operating expenses:
Compensation, operating and administrative expenses	820,638	814,936	616,824
Depreciation and amortization	27,291	19,703	18,511
Operating income	$22,914	91,442	44,004
Asia Pacific
Revenue:
Transaction services	$284,320	388,129	199,037
Management services	244,672	206,329	130,514
Equity (losses) earnings	(732)	502	1,802
Other services	7,913	7,181	5,624
	536,173	602,141	336,977

Operating expenses:
Compensation, operating and administrative expenses	518,580	523,179	311,290
Depreciation and amortization	13,123	8,774	7,042
Operating income	$4,470	70,188	18,645
Investment Management
Revenue:
Transaction and other services	$19,087	27,768	28,573
Advisory fees	277,864	245,138	178,087
Incentive fees	59,043	88,219	170,600
Equity (losses) earnings	(4,173)	9,715	7,081
	351,821	370,840	384,341

Operating expenses:
Compensation, operating and administrative expenses	267,552	257,079	258,616
Depreciation and amortization	2,361	1,716	1,371
Operating income	$81,908	112,045	124,354

Segment Reconciling Items:
Total segment revenue	$2,692,124	2,664,291	2,022,799
Reclassification of equity (losses) earnings	(5,462)	12,216	9,221
Total revenue	2,697,586	2,652,075	2,013,578

Total operating expenses before restructuring charges (credits)	2,515,722	2,310,166	1,770,243
Restructuring charges (credits)	30,401	(411)	(744)
Operating income	$151,463	342,320	244,079

Identifiable assets by segment are those assets that are used by or are a result of each segment’s business. Corporate assets are principally cash and cash equivalents, office furniture and computer hardware and software. The following table reconciles segment identifiable assets to consolidated assets and segment investments in real estate ventures to consolidated investments in real estate ventures.

	2008		2007
($ IN THOUSANDS)	IDENTIFIABLE ASSETS	INVESTMENTS IN REAL ESTATE VENTURES	IDENTIFIABLE ASSETS	INVESTMENTS IN REAL ESTATE VENTURES
Investor and Occupier Services:
Americas	$1,575,151	1,625	$873,652	2,293
EMEA	684,933	3,257	629,299	4,587
Asia Pacific	403,506	352	353,006	—
Investment Management	346,841	174,641	389,912	144,920
Corporate	66,594	—	46,005	—
Consolidated	$3,077,025	179,875	$2,291,874	151,800

The following table reconciles segment property and equipment expenditures to consolidated property and equipment expenditures.

($ IN THOUSANDS)	2008	2007	2006
Investor and Occupier Services:
Americas	$38,843	35,729	34,310
EMEA	28,506	53,616	19,697
Asia Pacific	15,975	13,086	8,495
Investment Management	4,113	2,323	1,539
Corporate	19,891	11,622	9,936
Consolidated	$107,328	116,376	73,977

The following table sets forth the 2008 revenues and assets from our most significant currencies ($ in thousands).

	TOTAL REVENUE	TOTAL ASSETS
United States dollar	$1,131,766	$1,817,478
Euro	480,705	481,411
British pound	344,020	341,706
Australian dollar	160,158	80,626
Singapore dollar	130,412	53,953
Japanese yen	92,711	52,755
Hong Kong dollar	83,107	84,313
Other currencies	274,707	164,783
	$2,697,586	$3,077,025

We face restrictions in certain countries that limit or prevent the transfer of funds to other countries or the exchange of the local currency to other currencies.

(4) Business Combinations, Goodwill and Other Intangible Assets

We completed 15 business combinations in 2008 and 13 in 2007.

2008 BUSINESS COMBINATIONS

Staubach Acquisition

On July 11, 2008, we purchased all of the outstanding shares of Staubach Holdings Inc. (“Staubach”), a leading real estate services firm specializing in tenant representation in the United States. Staubach’s extensive tenant representation capability and deep presence in key markets in the United States will reinforce our integrated global platform and Corporate Solutions business.

At closing, we paid $123 million in cash, as adjusted for Staubach’s net liabilities, and $100 million in shares of our common stock. The Company issued 1,997,682 shares of its common stock, which represented approximately 6% of the Company’s outstanding shares. As required by the Merger Agreement, we determined the number of shares based on $100 million divided by the Adjusted Trading Price of $50.06, the average closing price of our common stock for the five consecutive trading days ending August 14, 2008.

The Merger Agreement also provides for the following deferred payments payable in cash: (i) $78 million in August 2010 (or in August 2011 if certain revenue targets are not met); (ii) $156 million in August 2011 (or in August 2012 if certain revenue targets are not met); and (iii) $156 million in August 2013. We discounted these deferred payments to a present value of $316 million as of July 11, 2008, based on a 6% annual discount rate and recorded this liability as a long-term deferred business acquisition obligation.

Staubach shareholders also are entitled to receive an earn-out payment of up to $114 million, payable on a sliding scale, if certain thresholds are met with respect to the performance of the Americas tenant representation business for the earn-out periods ended December 31, 2010, 2011 and 2012. This earn-out payment will be accounted for as purchase consideration if these performance thresholds are met.

Purchase consideration consisting of cash paid at closing, issuance of shares of common stock, the provision for deferred business acquisition obligations, assumption of net liabilities and capitalized acquisition costs was $506.9 million at December 31, 2008. The allocation of purchase consideration at December 31, 2008 was as follows ($ in thousands):

Accounts receivable and other assets	$59,509
Current liabilities	(88,701)
Current and deferred tax liabilities	(72,647)
Identifiable intangible assets	35,225
Goodwill	573,500

$506,886

Identifiable intangible assets consist of intangible assets for acquired backlog of $22.4 million with a useful life of 10 months and customer contracts and other intangibles of $12.8 million with a weighted average useful life of 78 months.

We have included Staubach’s results of operations with those of the Company since July 11, 2008. Pro forma consolidated results of operations, assuming the acquisition of Staubach occurred on January 1, 2007 and January 1, 2008 for the respective years ended December 31, 2008 and 2007 are as follows ($ in thousands):

	2008	2007
Revenue	$2,935,559	$3,000,963
Operating expense	2,742,830	2,621,285
Operating income	$192,729	$379,678

Net income available to common shareholders	$99,305	$261,129

Basic earnings per common share	$2.91	$7.68
Basic weighted average shares outstanding	34,146,192	34,019,062

Diluted earnings per common share	$2.82	$7.34
Diluted weighted average shares outstanding	35,253,084	35,575,609

Pro forma operating expense adjustments consist of adjustments to intangible amortization to reverse amortization recorded by Staubach and to record intangible amortization based on the Company’s current estimate of identifiable intangibles and their associated useful lives.

Pro forma net income also includes interest expense adjustments based on the Company’s estimate of interest that would have been incurred on deferred payments due to Staubach and due to an increase in borrowing under the Company’s credit facility for cash paid at closing and various other acquisition related items.

The Company applied an estimated 39% tax rate to the pro forma adjustments. Pro forma weighted average shares include an adjustment to show the impact of the 1,997,682 shares issued as if they had been outstanding as of the beginning of all periods presented.

Additional 2008 Business Combinations

In 2008, we completed 14 acquisitions in addition to Staubach. The Americas business segment completed three additional acquisitions:

1.	The Standard Group LLC, a Chicago-based retail transaction management firm;

2.	ECD Energy and Environment Canada, the leading environmental consulting firm in Canada and the developer of Green Globes, a technology platform for evaluating and rating building sustainability; and

3.	HIA, a Brazilian hotel services company.

Terms for these three transactions included cash paid at closing totaling approximately $5.5 million, consideration subject only to the passage of time recorded in “Deferred business acquisition obligations” on our consolidated balance sheet at a current fair value of $0.5 million, and additional consideration subject to earn-out provisions that will be paid only if the related conditions are achieved. These acquisitions resulted in $5.6 million of goodwill and identifiable intangibles of $0.6 million that will be amortized over their lives ranging up to four years. In 2008, an amendment was made to the earn-out provisions of the 2007 acquisition of Corporate Realty Advisors (“CRA”), a North Carolina corporate advisory and tenant representation firm that resulted in $3.2 million to goodwill and deferred business acquisition obligations.

In addition, the Americas business segment paid a total of $37.4 million to satisfy deferred business acquisition obligations from the 2006 Spaulding & Slye acquisition and the 2007 acquisitions of Lee & Klatskin Associates and CRA.

In 2008, the EMEA business segment made six acquisitions:

1.	Creevy LLH Ltd, a Scotland-based firm that provides investment, leasing and valuation services for leisure and hotels properties;

2.	Brune Consulting Management GmbH, a Germany-based retail management firm;

3.	Kemper’s Holding GmbH, a Germany-based retail specialist, making us the largest property advisory business in Germany and providing us with new offices in Leipzig, Cologne and Hannover;

4.	The remaining 51% interest in a Finnish real estate services firm which previously operated under the name GVA. We acquired the initial 49% in 2007;

5.	Churston Heard, a leading retail consultancy in the U.K. that offers a full range of retail services; and

6.	Alkas, a Turkish based commercial real estate firm.

Terms for these transactions included cash paid at closing totaling approximately $162.6 million, consideration subject only to the passage of time recorded in “Deferred business acquisition obligations” on our consolidated balance sheet at a current fair value of $14.0 million, and additional consideration subject to earn-out provisions that will be paid only if the related conditions are achieved. These acquisitions resulted in $166.9 million of goodwill and identifiable intangibles of $7.4 million that will be amortized over their lives ranging up to three years. In the third quarter of 2008, the Company finalized the purchase price relative to its 2006 acquisition of areaAZero, an occupier fit-out business in Spain that resulted in the reclassification of $8.6 million from other assets to goodwill.

In addition, the EMEA business segment paid $5.2 million to satisfy deferred business acquisition obligations from the 2007 Hargreaves Goswell acquisition.

In 2008, the Asia Pacific business segment made five acquisitions:

1.	Shore Industrial, an Australian commercial real estate agency;

2.	Sallmanns Holdings Ltd, a valuation business based in Hong Kong;

3.	The remaining 60% of a commercial real estate firm formed by the Company and Ray L. Davis, based in Australia;

4.	Leechiu & Associates, an agency business in the Philippines; and

5.	Creer & Berkeley Pty Ltd., an Australian property sales, leasing, management, valuation and consultancy firm;

Terms for these five transactions included cash paid at closing totaling approximately $18.8 million, consideration subject only to the passage of time recorded in “Deferred business acquisition obligations” on our consolidated balance sheet at a current fair value of $13.4 million, and additional consideration subject to earn-out provisions that will be paid only if the related conditions are achieved.

These acquisitions resulted in $28.7 million of goodwill and identifiable intangibles of $4.8 million that will be amortized over their lives ranging up to five years.

In the third quarter of 2008, the Company received regulatory approval to legally merge its India operations with those of the Trammell Crow Meghraj (“TCM”) entity in which it acquired 44.8% interest in 2007. As a result of the legal merger, the TCM shareholders exchanged their 55.2% ownership interest in TCM for 28.1% of the combined Indian subsidiary. The Company is required to repurchase this 28.1% of its Indian subsidiary, held by the former TCM shareholders, on fixed dates in 2010 and 2012. The Company recorded $44.1 million as a “Minority shareholder redemption liability”, which represented the fair value of this 28.1% exchanged in the acquisition of the remaining TCM shares and a reclassification of the TCM shareholders’ minority interest. As part of this acquisition, the Company recorded additional goodwill of $35.4 million and additional identifiable intangibles of $2.3 million. The minority shareholder redemption liability will ultimately be relieved through the repurchases of the 28.1% owned by minority shareholders in 2010 and 2012.

In addition, the Asia Pacific business segment paid $7.0 million in 2008 to satisfy deferred business acquisition obligations from the Sallmanns acquisition.

The 2008 acquisitions resulted in $7.0 million of goodwill that we anticipate being able to deduct the amortization of for tax purposes.

2007 BUSINESS COMBINATIONS

In 2007, the Americas business segment made three acquisitions:

1.	Zietsman Realty Partners, a California-based real estate services firm;

2.	Corporate Realty Advisors, one of North Carolina’s leading corporate advisory services and tenant representation firms; and

3.	Lee & Klatskin Associates, the premier provider of integrated industrial real estate services in New Jersey.

Terms for these three transactions included cash paid at closing totaling approximately $14.5 million, consideration subject only to the passage of time recorded in “Deferred business acquisition obligations” on our consolidated balance sheet at a current fair value of $4.5 million, and additional consideration subject to earn-out provisions that will be paid only if the related conditions are achieved. These acquisitions resulted in $17.6 million of goodwill and identifiable intangibles of $1.7 million that will be amortized over their lives ranging up to five years. In the fourth quarter of 2007, we amended the earn-out provision terms included in the 2006 Spaulding & Slye acquisition to make certain of the earn-out consideration subject only to the passage of time. We recorded the fair value of these future payments on our consolidated balance as a $28.1 million increase to “Deferred business acquisition obligations,” a $26.7 million increase in goodwill and a $1.4 million increase in identifiable intangibles.

In 2007, the EMEA business segment made seven acquisitions:

1.	Hargreaves Goswell, a London based agency business;

2.	Troostwijk Makelaars, an independent property advisor firm based in the Netherlands that specializes in leasing, capital markets, and advisory and research services;

3.	KHK Group, a United Kingdom based project and development services business;

4.	Camilli & Veiel, a German based commercial investment and leasing firm;

5.	A 49% interest in a Finnish real estate services firm which previously operated under the name GVA;

6.	Upstream, the United Kingdom’s leading real estate sustainability services practice; and

7.	Group Tetris, a leading office design, site management and business relocation firm in France.

Terms for these seven transactions included cash paid at closing totaling approximately $84.3 million, and consideration subject only to the passage of time recorded in “Deferred business acquisition obligations” on our consolidated balance sheet at a current fair value of $9.6 million. These acquisitions also included provisions for additional consideration subject to earn-out provisions that will be paid only if the related conditions are achieved. These acquisitions resulted in $78.5 million of goodwill and identifiable intangibles of $5.9 million that will be amortized over their lives for up to three years. In the fourth quarter of 2007, the Company made an earn-out payment as part of the 2006 acquisition of the RSP Group which resulted in $7.4 million of goodwill.

In 2007, the Asia Pacific business segment made two acquisitions;

1.	NSC Corporate (“NSC”), a leading Western Australian agency business; and

2.	44.8% of Trammell Crow Meghraj (“TCM”), one of the largest real estate services companies in India.

We merged TCM into our preexisting India business upon local regulatory approval in 2008. Based on the contractual terms of the transaction, the financial results of the former TCM were consolidated in our consolidated financial statements upon acquisition in the beginning of the third quarter of 2007. Terms for these two transactions included cash paid at closing totaling approximately $32.8 million and resulted in $29.2 million of goodwill and identifiable intangibles of $4.2 million that will be amortized over their lives of up to five years. The NSC acquisition includes provisions for earn-outs subject to the achievement of certain performance conditions that will be recorded as additional purchase consideration when paid.

In 2007, the Investment Management business segment acquired Asset Realty Managers, a Japanese real estate investment management firm. Cash paid at closing totaled approximately $3.9 million, and resulted in $0.8 million of goodwill and identifiable intangibles of $0.1 million.

The 2007 acquisitions resulted in $160.3 million of goodwill; we anticipate that we will be able to deduct the amortization of approximately $47.6 million of this goodwill for tax purposes.

EARN-OUT PAYMENTS

At December 31, 2008 we had the potential to make earn-out payments on 18 acquisitions that are subject to the achievement of certain performance conditions. The maximum amount of the potential earn-out payments of 17 of these acquisitions was $188.3 million at December 31, 2008. We expect these amounts will come due at various times over the next five years. The TCM acquisition earn-out payments are based on formulas and independent valuations such that the future payments are not quantifiable at this time; this obligation is reflected on our consolidated balance sheet as a Minority shareholder redemption liability.

GOODWILL AND OTHER INTANGIBLE ASSETS

We have $1,508.0 million of unamortized intangibles and goodwill as of December 31, 2008 that are subject to the provisions of SFAS 142. A significant portion of these unamortized intangibles and goodwill are denominated in currencies other than U.S. dollars, which means that a portion of the movements in the reported book value of these balances are attributable to movements in foreign currency exchange rates. The tables below set forth further details on the foreign exchange impact on intangible and goodwill balances. Of the $1,508.0 million of unamortized intangibles and goodwill, $1,448.7 million represents goodwill with indefinite useful lives, which is not amortized. The remaining $59.3 million of identifiable intangibles will be amortized over their remaining finite useful lives.

The following table sets forth, by reporting segment, the movements in the net carrying amount of our goodwill with indefinite useful lives ($ in thousands):

	INVESTOR AND OCCUPIER SERVICES
	AMERICAS	EMEA	ASIA PACIFIC	INVESTMENT MANAGEMENT	CONSOLIDATED
Balance as of January 1, 2007	$313,171	98,065	88,525	20,717	520,478

Additions	44,435	85,946	29,162	804	160,347
Impact of exchange rate movements	—	8,227	4,669	283	13,179
Balance as of January 1, 2008	$357,606	192,238	122,356	21,804	694,004

Additions	582,266	175,597	64,080	—	821,943
Impact of exchange rate movements	61	(51,254)	(11,466)	(4,625)	(67,284)
Balance as of December 31, 2008	$939,933	316,581	174,970	17,179	1,448,663

The following table sets forth, by reporting segment, the movements in the gross carrying amount and accumulated amortization of our intangibles with finite useful lives ($ in thousands):

	INVESTOR AND OCCUPIER SERVICES
	AMERICAS	EMEA	ASIA PACIFIC	INVESTMENT MANAGEMENT	CONSOLIDATED
Gross Carrying Amount
Balance as of January 1, 2007	$82,929	4,449	2,965	5,834	96,177

Additions	3,057	5,934	4,196	100	13,287
Impact of exchange rate movements	—	125	540	78	743
Balance as of January 1, 2008	$85,986	10,508	7,701	6,012	110,207

Additions	35,779	7,365	7,158	—	50,302
Adjustment for fully amortized intangibles	(41,173)	(804)	(3,470)	(5,908)	(51,355)
Impact of exchange rate movements	—	(2,424)	(498)	23	(2,899)
Balance as of December 31, 2008	$80,592	14,645	10,891	127	106,255

Accumulated Amortization
Balance as of January 1, 2007	(47,127)	(2,668)	(2,965)	(5,834)	(58,594)

Amortization expense	(6,240)	(2,066)	(1,126)	—	(9,432)
Impact of exchange rate movements	—	(58)	(368)	(85)	(511)
Balance as of January 1, 2008	$(53,367)	(4,792)	(4,459)	(5,919)	(68,537)

Amortization expense	(21,785)	(7,264)	(2,668)	(56)	(31,773)
Adjustment for fully amortized intangibles	41,173	804	3,470	5,908	51,355
Impact of exchange rate movements	—	1,856	170	(7)	2,019
Balance as of December 31, 2008	$(33,979)	(9,396)	(3,487)	(74)	(46,936)

Net book value	$46,613	5,249	7,404	53	59,319

We amortize our intangible asset with finite lives on a straight-line basis over their useful lives. The weighted average amortization period of our intangible assets is 2.7 years and the remaining estimated future amortization expense for our intangibles with finite useful lives is as follows ($ in millions):

2009	$23.1
2010	10.4
2011	8.3
2012	6.0
2013	4.6
Thereafter	6.9
Total	$59.3

(5) Investments in Real Estate Ventures

As of December 31, 2008, we had total investments and loans of $179.9 million in approximately 40 separate property or fund co-investments. Within this $179.9 million are loans of $3.0 million to real estate ventures which bear an 8.0% interest rate and are to be repaid by 2013.

In the past, we had repayment guarantees outstanding to third-party financial institutions in the event that underlying co-investment loans defaulted; however, we had no such guarantees at December 31, 2008.

Following is a table summarizing our investments in real estate ventures ($ in millions):

TYPE OF INTEREST	PERCENT OWNERSHIP OF REAL ESTATE LIMITED PARTNERSHIP VENTURE	ACCOUNTING METHOD	CARRYING VALUE
General partner	0% to 1%	Equity	$0.2
Limited partner with advisory agreements	<1% to 48.78%	Equity	179.7
Total equity method			$179.9

We utilize two investment vehicles to facilitate the majority of our co-investment activity. LaSalle Investment Company I (“LIC I”) is a series of four parallel limited partnerships which serve as our investment vehicle for substantially all co-investment commitments made through December 31, 2005. LIC I is fully committed to underlying real estate ventures. At December 31, 2008, our maximum potential unfunded commitment to LIC I is euro 17.3 million ($24.2 million). LaSalle Investment Company II (“LIC II”), formed in January 2006, is comprised of two parallel limited partnerships which serve as our investment vehicle for most new co-investments. At December 31, 2008, LIC II has unfunded capital commitments for future fundings of co-investments of $411.4 million, of which our 48.78% share is $200.7 million. The $200.7 million commitment is part of our maximum potential unfunded commitment to LIC II at December 31, 2008 of $398.7 million.

LIC I and LIC II invest in certain real estate ventures that own and operate commercial real estate. We have an effective 47.85% ownership interest in LIC I, and an effective 48.78% ownership interest in LIC II; primarily institutional investors hold the remaining 52.15% and 51.22% interests in LIC I and LIC II, respectively. We account for our investments in LIC I and LIC II under the equity method of accounting in the accompanying consolidated financial statements. Additionally, a non-executive Director of Jones Lang LaSalle is an investor in LIC I on equivalent terms to other investors.

LIC I’s and LIC II’s exposures to liabilities and losses of the ventures are limited to their existing capital contributions and remaining capital commitments. We expect that LIC I will draw down on our commitment over the next three to five years to satisfy its existing commitments to underlying funds, and we expect that LIC II will draw down on our commitment over the next four to eight years as it enters into new commitments. Our Board of Directors has endorsed the use of our co-investment capital in particular situations to control or bridge finance existing real estate assets or portfolios to seed future investments within LIC II. The purpose is to accelerate capital raising and growth in assets under management. Approvals for such activity are handled consistently with those of the Firm’s co-investment capital. At December 31, 2008 no bridge financing arrangements were outstanding.

As of December 31, 2008, LIC I maintains a euro 10.0 million ($14.0 million) revolving credit facility (the “LIC I Facility”), and LIC II maintains a $50.0 million revolving credit facility (the “LIC II Facility”), principally for their working capital needs.

Each facility contains a credit rating trigger and a material adverse condition clause. If either of the credit rating trigger or the material adverse condition clauses becomes triggered, the facility to which that condition relates would be in default and outstanding borrowings would need to be repaid. Such a condition would require us to fund our pro-rata share of the then outstanding balance on the related facility, which is the limit of our liability. The maximum exposure to Jones Lang LaSalle, assuming that the LIC I Facility were fully drawn, would be euro 4.8 million ($6.7 million); assuming that the LIC II Facility were fully drawn, the maximum exposure to Jones Lang LaSalle would be $24.4 million. Each exposure is included within and cannot exceed our maximum potential unfunded commitments to LIC I of euro 17.3 million ($24.2 million) and to LIC II of $398.7 million. As of December 31, 2008, LIC I had $2.9 million of outstanding borrowings on the LIC I Facility, and LIC II had $25.8 million of outstanding borrowings on the LIC II Facility.

The following table summarizes the discussion above relative to LIC I and LIC II at December 31, 2008 ($ in millions):

	LIC I	LIC II
Our effective ownership interest in co-investment vehicle	47.85%	48.78%
Our maximum potential unfunded commitments	$24.2	$398.7
Our share of unfunded capital commitments to underlying funds	18.5	200.7
Our maximum exposure assuming facilities are fully drawn	6.7	24.4
Our share of exposure on outstanding borrowings	1.4	12.6

Exclusive of our LIC I and LIC II commitment structures, we have potential obligations related to unfunded commitments to other real estate ventures, the maximum of which is $8.9 million at December 31, 2008.

For the year ended December 31, 2008, funding of co-investments exceeded return of capital by $42.3 million. We expect to continue to pursue co-investment opportunities with our real estate money management clients in the Americas, EMEA and Asia Pacific. Co-investment remains very important to the continued growth of Investment Management. The net co-investment funding for 2009 is anticipated to be between $40 and $50 million (planned co-investment less return of capital from liquidated co-investments).

The following table summarizes the combined financial information for the unconsolidated ventures (including those that are held via LIC I and LIC II), accounted for under the equity method of accounting ($ in millions):

	2008	2007	2006
Balance Sheet:
Investments in real estate, net of depreciation	$17,777.2	14,658.3	10,676.2
Total assets	$21,926.2	19,095.5	13,988.3
Mortgage indebtedness	$10,950.5	8,638.7	5,983.2
Other borrowings	909.4	1,057.8	926.4
Total liabilities	$14,277.1	11,621.1	8,079.4
Total equity	$7,649.1	7,474.4	5,908.9
Statements of Operations:
Revenues	$1,265.8	1,167.6	714.6
Net earnings (loss)	$(411.4)	100.1	64.4

The following table shows our interests in these unconsolidated ventures ($ in millions):

	2008	2007	2006
Equity investments in real estate ventures	$176.9	148.5	126.0
Loans to real estate ventures	3.0	3.3	3.5
Total investments in real estate ventures	$179.9	151.8	129.5
Equity in earnings (losses) from real estate ventures recorded by Jones Lang LaSalle	$(5.5)	12.2	9.2

During the first quarter of 2007, we sold our investment in LoopNet, an investment in available-for-sale securities under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” and recognized a “Gain on sale of investments” of $2.4 million. During the second quarter of 2007, we recognized a $3.7 million gain on sale of SiteStuff, Inc., a company in which we had a cost method investment.

Impairment—We apply the provisions of APB 18, SAB 59, and SFAS 144 when evaluating investments in real estate ventures for impairment, including impairment evaluations of the individual assets underlying our investments. In 2008 we recognized $5.8 million of impairment charges included in equity losses from unconsolidated ventures, representing our equity share of the impairment charges against individual assets held by these ventures. There were no impairment charges in equity earnings in 2007 or 2006. It is reasonably possible that if real estate values continue to decline we may sustain additional impairment charges on our investments in real estate ventures in future periods.

(6) Stock Option and Stock Compensation Plans

The Jones Lang LaSalle Amended and Restated Stock Award and Incentive Plan (“SAIP”) provides for the granting of various stock awards to eligible employees of Jones Lang LaSalle. Such awards include restricted stock units and options to purchase a specified number of shares of common stock. There were approximately 4.2 million shares available for grant under the SAIP at December 31, 2008.

We adopted SFAS 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) as of January 1, 2006 using the modified prospective approach. The adoption of SFAS 123R primarily impacts Compensation and benefits expense in our Consolidated Statement of Earnings by changing prospectively our method of measuring and recognizing compensation expense on share-based awards from recognizing forfeitures as incurred to estimating forfeitures. The effect of this change as it relates to prior periods is reflected in “Cumulative effect of change in accounting principle, net of tax” in the Consolidated Statement of Earnings. In the year ended December 31, 2006, we recorded an increase in income of $1.2 million, net of tax, for the cumulative effect of this accounting change.

We amortize the fair value of share-based compensation on a straight-line basis over the associated vesting periods for each separately vesting portion of an award. Additionally, employees age 55 or older, with a sum of age plus years of service with the Company which meets or exceeds 65, are eligible to be considered for receipt of retirement benefits upon departure from the Company. These criteria trigger application of certain provisions of SFAS 123R whereby compensation expense for restricted stock unit awards granted to employees meeting the established criteria after our January 1, 2006 adoption of SFAS 123R should be accelerated such that all expense for an employee’s award is recognized by the time that employee meets the criteria to be considered for retirement eligibility.

In accordance with SFAS 123R, we will continue to recognize compensation cost over the stated vesting periods for awards granted prior to January 1, 2006 until the earlier of the completion of the stated vesting period for such awards or the date actual retirement occurs. The impact if we had applied the substantive vesting period provisions of SFAS 123R (including the impact of retirement eligibility) for awards issued before our adoption of SFAS 123R, would not have materially changed compensation expense for 2008 and 2007.

In prior years, in accordance with SFAS 123, as amended by SFAS 148, we did not recognize compensation cost on stock option awards. These provisions allowed entities to continue to apply the intrinsic value-based method under the provisions of APB 25. Accordingly, we provided disclosure of pro forma net income and net income per share as if the fair value-based method, defined in SFAS 123, as amended by SFAS 148, had been applied. We have recognized other stock awards (including various grants of restricted stock units and offerings of discounted stock purchases under employee stock purchase plans) as compensation expense over the vesting period of those awards pursuant to APB 25 prior to January 1, 2006, and subsequently in accordance with SFAS 123R.

Share-based compensation expense is included within the “Compensation and benefits” line of our consolidated statement of earnings. Share-based compensation expense for the years ended December 31, 2008, 2007 and 2006, respectively, consisted of the following ($ in thousands):

	2008	2007	2006
Restricted stock unit awards	$53,134	53,633	39,770
UK SAYE	1,052	1,408	226
Stock option awards	4	22	83
ESPP	—	—	—
	$54,190	55,063	40,079

RESTRICTED STOCK UNIT AWARDS

Restricted stock activity in 2008 is as follows:

	SHARES (THOUSANDS)	WEIGHTED AVERAGE GRANT DATE FAIR VALUE	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE	AGGREGATE INTRINSIC VALUE ($ IN MILLIONS)
Unvested at January 1, 2008	1,778.7	$61.55
Granted	1,079.3	71.09
Vested	(793.8)	52.67
Forfeited	(80.5)	69.05
Unvested at December 31, 2008	1,983.7	$69.99	1.84 years	$54.9
Unvested shares expected to vest	1,917.9	$70.18	1.85 years	$53.1

The fair value of restricted stock units is determined based on the market price of the Company’s common stock on the grant date. As of December 31, 2008, there was $74.4 million of remaining unamortized deferred compensation related to unvested restricted stock units. The remaining cost of unvested restricted stock units granted through December 31, 2008 will be recognized over varying periods into 2013.

Shares vested during the years ended December 31, 2008, 2007 and 2006 had fair values of $41.8 million, $100.2 million, and $64.9 million, respectively.

STOCK OPTION AWARDS

We have granted stock options at the market value of common stock at the date of grant. Our options vest at such times and conditions as the Compensation Committee of our Board of Directors determines and sets forth in the award agreement; the most recent options granted (in 2003) vest over periods of up to five years. As a result of a change in compensation strategy, we do not currently use stock option grants as part of our employee compensation programs.

Stock option activity in 2008 is as follows:

	OPTIONS (THOUSANDS)	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE	AGGREGATE INTRINSIC VALUE ($ IN MILLIONS)
Outstanding at January 1, 2008	183.0	$19.18
Granted	—	—
Exercised	(64.0)	16.80
Forfeited	(1.0)	39.00
Outstanding at December 31, 2008	118.0	$20.30	1.80 years	$0.9
Exercisable at December 31, 2008	118.0	$20.30	1.80 years	$0.9

Until the adoption of SFAS 123R on January 1, 2006, we had not recognized compensation expense for stock options granted at the market value of our common stock on the date of grant.

As of December 31, 2008, we have approximately 118,000 options outstanding, all of which have vested. We recognized less than $0.01 million and $0.02 million of compensation expense for unvested options in the years ended December 31, 2008 and 2007, respectively.

The following table summarizes information about stock option exercises and intrinsic values for the years ended December 31, 2008, 2007 and 2006 ($ in millions):

	2008	2007	2006
Number of options exercised	64,049	122,309	776,730
Intrinsic value	$0.7	6.6	40.2

Cash received from stock option exercises was $2.2 million and $5.1 million, and the associated tax benefit realized was $1.3 million and $10.7 million for the years ended December 31, 2008 and 2007, respectively.

OTHER STOCK COMPENSATION PROGRAMS

U.S. Employee Stock Purchase Plan—In 1998, we adopted an Employee Stock Purchase Plan (“ESPP”) for eligible U.S.-based employees. Under the current plan, employee contributions for stock purchases are enhanced by us through an additional contribution of a 5% discount on the purchase price as of the end of a program period; program periods are now three months each. Employee contributions and our contributions vest immediately. Since its inception, 1,540,632 shares have been purchased under the program through December 31, 2008. During 2008 and 2007, 156,150 shares and 61,426 shares, respectively, having weighted-average market values of $46.58 and $95.45, respectively, were purchased under the ESPP program. No compensation expense is recorded with respect to this program.

UK SAYE—In November 2001, we adopted the Jones Lang LaSalle Savings Related Share Option (UK) Plan (“Save As You Earn” or “SAYE”) for eligible employees of our UK-based operations. Our Compensation Committee originally approved the reservation of 500,000 shares for the SAYE on May 14, 2001. At our 2006 Annual Meeting, our shareholders approved an increase of 500,000 in the number of shares reserved for issuance under the SAYE. Under the SAYE plan, employees make an election to contribute to the plan in order that their savings might be used to purchase stock at a 15% discount provided by the Company. These options to purchase stock with such savings vest over a period of three or five years.

Options granted to our UK-based employees for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
Options granted	85,000	40,000	37,000
Exercise price	$60.66	$90.02	$58.96

In November 2006, the SAYE plan was extended to employees in our Ireland operations, resulting in the issuance of approximately 5,000 options at an exercise price of $73.91. The first vesting of these options will occur in 2010 with the remaining to vest in 2012.

The fair value of options granted under the SAYE plan are amortized over their respective vesting periods. At December 31, 2008 there were 151,209 options outstanding under the SAYE plan.

(7) Retirement Plans

DEFINED CONTRIBUTION PLANS

We have a qualified profit sharing plan that incorporates United States Internal Revenue Code Section 401(k) for our eligible U.S. employees. Contributions under the qualified profit sharing plan are made via a combination of employer match and an annual contribution on behalf of eligible employees. Included in the accompanying Consolidated Statements of Earnings for the years ended December 31, 2008, 2007 and 2006 are employer contributions of $9.5 million, $7.5 million, and $6.2 million, respectively. Related trust assets of the Plan are managed by trustees and are excluded from the accompanying Consolidated Financial Statements.

We maintain several defined contribution retirement plans for our eligible non-U.S. employees. Our contributions to these plans were approximately $17.5 million, $14.6 million, and $12.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

DEFINED BENEFIT PLANS

We maintain four contributory defined benefit pension plans in the United Kingdom, Ireland and Holland to provide retirement benefits to eligible employees. It is our policy to fund the minimum annual contributions required by applicable regulations. We use a December 31 measurement date for our plans.

Net periodic pension cost for the years ended December 31, 2008, 2007 and 2006 consisted of the following ($ in thousands):

	2008	2007	2006
Employer service cost—benefits earned during the year	$3,654	3,682	3,930
Interest cost on projected benefit obligation	11,316	11,312	9,684
Expected return on plan assets	(13,051)	(13,353)	(11,027)
Net amortization/deferrals	385	2,268	2,344
Recognized actuarial loss	(27)	—	—
Net periodic pension cost	$2,277	3,909	4,931

The following tables provide reconciliations of projected benefit obligations and plan assets (the net of which is our funded status), as well as the funded status and accumulated benefit obligations, of our defined benefit pension plans as of December 31, 2008 and 2007 ($ in thousands):

	2008	2007
Change in benefit obligation:
Projected benefit obligation at beginning of year	$213,286	221,548
Service cost	3,654	3,682
Interest cost	11,316	11,312
Plan participants’ contributions	739	507
Benefits paid	(6,295)	(7,340)
Actuarial gain	(42,919)	(21,224)
Changes in currency translation rates	(44,566)	4,870
Other	(57)	(69)
Projected benefit obligation at end of year	$135,158	213,286

	2008	2007
Change in plan assets:
Fair value of plan assets at beginning of year	$219,636	201,541
Actual return on plan assets	(30,487)	12,674
Plan contributions	8,368	8,413
Benefits paid	(6,295)	(7,340)
Changes in currency translation rates	(47,341)	4,417
Other	(57)	(69)
Fair value of plan assets at end of year	$143,824	219,636

Funded status and net amount recognized	$8,666	6,350
Accumulated benefit obligation at end of year	$132,566	210,015

The fair value of plan assets for two of the Company’s defined benefit plans exceeds the projected benefit obligations at December 31, 2008. The other two plans have a projected benefit obligation of $20.0 million and plan assets with a fair value of $15.9 million, at December 31, 2008.

Defined benefit pension plan amounts recognized in the accompanying Consolidated Balance Sheets as of December 31, 2008 and 2007 include the following ($ in thousands):

	2008	2007
Pension liabilities	$(4,071)	(1,096)
Other noncurrent assets	12,737	7,446
Accumulated other comprehensive loss	16,224	18,771
Net amount recognized	$24,890	25,121

Amounts in accumulated other comprehensive income yet to be recognized as components of net periodic pension cost are comprised of $15.9 million of actuarial losses and $0.3 million of prior service cost as of December 31, 2008. We anticipate that $0.2 million of this accumulated other comprehensive loss will recognized as net periodic pension cost in 2009.

The ranges of assumptions used in developing the projected benefit obligation as of December 31 and in determining net periodic benefit cost for the years ended December 31 were as follows:

	2008	2007	2006
Discount rate used in determining present values	5.70% to 6.70%	5.35% to 5.80%	4.30% to 5.10%

Annual increase in future compensation levels	2.00% to 4.30%	2.00% to 4.90%	2.00% to 4.60%

Expected long-term rate of return on assets	3.40% to 6.90%	3.60% to 6.65%	4.10% to 7.00%

Our pension plan asset allocations at December 31, 2008 and 2007 by asset category are as follows:

	PLAN ASSETS AT DECEMBER 31
	2008	2007
Equity securities	53.6%	60.9%
Debt securities	36.0%	32.8%
Other	10.4%	6.3%

Plan assets consist of a diversified portfolio of equity securities and fixed-income investments. We reviewed historic rates of returns for equity, debt and other securities, as well as current economic conditions, to determine the expected rate of return on plan assets. The actual asset allocation at December 31, 2008 approximates the plan’s target asset allocation percentages.

Future contributions and payments—We expect to contribute $3.5 million to our defined benefit pension plans in 2009. Additionally, the following pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid ($ in millions):

PENSION BENEFIT PAYMENTS
2009	$ 4.1
2010	4.6
2011	5.2
2012	5.7
2013	6.2
2014-2018	43.4

(8) Income Taxes

For the years ended December 31, 2008, 2007 and 2006, our provision for income taxes consisted of the following ($ in thousands):

	2008	2007	2006
U.S. Federal:
Current	$41,667	5,982	22,616
Deferred	(54,872)	(4,479)	967
	(13,205)	1,503	23,583
State and Local:
Current	9,920	1,424	5,385
Deferred	(13,064)	(1,066)	230
	(3,144)	358	5,615
International:
Current	51,783	108,181	41,745
Deferred	(6,691)	(22,447)	(7,118)
	45,092	85,734	34,627
Total	$28,743	87,595	63,825

In 2008, 2007 and 2006 our current tax expense was reduced by $18.3 million, $4.6 million and $7.2 million, respectively, due to the utilization of prior years’ net operating loss carryovers.

Income tax expense for 2008, 2007 and 2006 differed from the amounts computed by applying the U.S. federal income tax rate of 35% to earnings before provision for income taxes as a result of the following ($ in thousands):

	2008			2007			2006
Computed “expected” tax expense	$40,401	35.0%		$121,660	35.0%		83,666	35.0%
Increase (reduction) in income taxes resulting from:
State and local income taxes, net of federal income tax benefit	(3,123)	(2.7%	)	(28)	0.0%		3,675	1.5%
Amortization of goodwill and other intangibles	(1,361)	(1.2%	)	(1,529)	(0.4%	)	(1,564)	(0.7%	)
Nondeductible expenses	2,480	2.1%		2,916	0.8%		3,123	1.3%
International earnings taxed at varying rates	(25,798)	(22.3%	)	(33,024)	(9.5%	)	(15,166)	(6.3%	)
Valuation allowances	19,470	16.9%		350	0.1%		(3,855)	(1.6%	)
Other, net	(3,326)	(2.9%	)	(2,750)	(0.8%	)	(6,054)	(2.5%	)
	$28,743	24.9%		$87,595	25.2%		63,825	26.7%

For the years ended December 31, 2008, 2007 and 2006, our income (loss) before taxes from domestic (U.S.) and international sources is as follows ($ in thousands):

	2008	2007	2006
Domestic	$(44,360)	59,044	80,812
International	159,793	288,556	158,234
Total	$115,433	347,600	239,046

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below ($ in thousands):

	2008	2007	2006
Deferred tax assets attributable to:
Accrued expenses	$162,643	82,408	49,561
U.S. federal and state loss carryforwards	1,456	17,285	12,480
Allowances for uncollectible accounts	5,249	3,874	2,222
International loss carryforwards	32,800	11,083	16,787
Property and equipment	11,446	4,815	4,334
Investments in real estate ventures	11,917	12,252	530
Pension liabilities	—	3,988	6,082
Other	7,503	11,878	16,888
	$233,014	147,583	108,884
Less valuation allowances	(21,984)	(2,511)	(2,407)
	$211,030	145,072	106,477
Deferred tax liabilities attributable to:
Prepaid pension asset	$5,486	—	—
Intangible assets	49,843	28,118	20,054
Income deferred for tax purposes	1,129	—	—
Other	124	802	1,802
	$56,582	28,920	21,856

A deferred U.S. tax liability has not been provided on the unremitted earnings of international subsidiaries because it is our intent to permanently reinvest such earnings outside of the United States. If repatriation of all such earnings were to occur, and if we were unable to utilize foreign tax credits due to the limitations of U.S. tax law, we estimate our maximum resulting U.S. tax liability would be $254.0 million, net of the benefits of utilization of U.S. federal and state carryovers.

As of December 31, 2008, the Company had available U.S. state net operating loss carryforwards of $0.7 million, which expire after 2008 through 2025; and international net operating loss carryforwards of $32.8 million, which begin to expire after 2008. The Company fully utilized its available U.S. federal net operating loss carryforwards in 2008.

As of December 31, 2008, we believe it is more likely than not that the net deferred tax asset of $154.4 million will be realized based upon our estimates of future income and the consideration of net operating losses, earnings trends and tax planning strategies. Valuation allowances have been provided with regard to the tax benefit of certain international net operating loss carryforwards, for which we have concluded that recognition is not yet appropriate under SFAS No. 109, “Accounting for Income Taxes.” In 2008, we reduced valuation allowances by $1.1 million on some jurisdictions’ net operating losses due to the utilization or expiration of those losses, and we increased valuation allowances by $20.6 million for other jurisdictions based upon circumstances that caused us to establish or continue to provide valuation allowances on current or prior year losses in addition to those provided in prior years.

As of December 31, 2008, our net current liability for income tax was $93.6 million.

The Company or one of its subsidiaries files income tax returns in the United States including 42 states and 23 cities and the District of Columbia and Puerto Rico, the United Kingdom including England and Scotland, Australia, Germany, The People’s Republic of China including Hong Kong and Macau, France, Japan, Singapore, India, The Netherlands, and Spain as well as 52 other countries. Generally, the Company’s open tax years include those from 2004 to the present, although reviews of taxing authorities for more recent years have been completed or are in process in a number of jurisdictions.

Tax examinations or other reviews were completed during 2008 in the United States, Korea, Thailand, India, Indonesia, the State of New York, New York City, the United Kingdom, Hong Kong, and Russia. As of December 31, 2008, the Company is under examination in Japan, India, France, Germany, the State of Louisiana, the District of Columbia, the City of Los Angeles, and the State of Michigan, and the Company does not expect material changes to its financial position to result from these examinations.

The Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007. As a result of the implementation of FIN 48, the Company did not recognize any adjustment to its retained earnings or any change to its liability for unrecognized tax benefits. A reconciliation of the beginning and ending amount of unrecognized tax benefits for 2008 is as follows ($ in millions):

Balance at January 1, 2008	$22.0
Additions based on tax positions related to the current year	2.0
Additions for tax positions of prior years	7.2
Additions for purchase accounting	49.2
Reductions for use of reserves	(0.5)
Settlements	—
Balance at December 31, 2008	$79.9

Included in the balance of unrecognized tax benefits at December 31, 2008 are $49.2 million of tax benefits, that if recognized, may depending on timing, result in a decrease to goodwill.

The Company believes it is reasonably possible that $8.4 million of gross unrecognized tax benefits will be settled within twelve months after December 31, 2008. This may occur due to the conclusion of an examination by tax authorities. The Company further expects that the amount of unrecognized tax benefits will continue to change as the result of ongoing operations, the outcomes of audits, and the passing of statutes of limitations. This change is not expected to have a significant impact on the results of operations or the financial position of the Company. The Company does not believe that it has material tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued and penalties, if any, related to income taxes as a component of income tax expense. During the years ended December 31, 2008, 2007 and 2006, the company recognized approximately $2.3, $0.2 and $0.3 million in interest and no penalties. The Company had approximately $6.6 and $0.5 million for the payment of interest accrued at December 31, 2008, and 2007, respectively.

(9) Debt

As of December 31, 2008, we had the ability to borrow up to $870 million on an unsecured revolving credit facility and a term loan agreement (together the “Facilities”), with capacity to borrow up to an additional $49.9 million under local overdraft facilities. There are currently 17 banks participating in our Facilities, which have a maturity of June 2012. Pricing on the Facilities ranges from LIBOR plus 200 basis points to LIBOR plus 350 basis points. As of December 31, 2008, our pricing on the Facilities was LIBOR plus 300 basis points. The Facilities will continue to be utilized for working capital needs, investments, capital expenditures, and acquisitions. Interest and principal payments on outstanding borrowings against the facilities will fluctuate based on our level of borrowing.

As of December 31, 2008, we had $483.9 million outstanding on the Facilities ($288.9 million on our revolving credit facility and $195.0 million on our term loan facility). We also had short-term borrowings (including capital lease obligations and local overdraft facilities) of $24.6 million outstanding at December 31, 2008, with $24.3 million attributable to local overdraft facilities.

With respect to the Facilities, we must maintain a consolidated net worth of at least $894 million, a leverage ratio not exceeding 3.50 to 1 through September 30, 2009 and 3.25 to 1 thereafter, and a minimum cash interest coverage ratio of 2.0 to 1. Included in debt for the calculation of the leverage ratio is the present value of deferred business acquisition obligations and included in Adjusted EBITDA (as defined in the Facilities) are, among other things, an add back for stock compensation expense, an add back for the EBITDA of acquired companies, including Staubach, earned prior to acquisition, as well as add backs for certain impairment and non-recurring charges. Rent expense is added back to both Adjusted EBITDA and cash paid interest for the calculation of the cash interest coverage ratio. In addition, we are restricted from, among other things, incurring certain levels of indebtedness to lenders outside of the Facilities and disposing of a significant portion of our assets. Lender approval or waiver is required for certain levels of co-investment, acquisitions, capital expenditures and dividend increases. We are in compliance with all covenants as of December 31, 2008. The deferred business acquisition obligation provisions of the Staubach Merger Agreement also contain certain conditions which are considerably less restrictive than those we have under our Facilities.

The Facilities bear variable rates of interest based on market rates. We are authorized to use interest rate swaps to convert a portion of the floating rate indebtedness to a fixed rate; however, none were used during the last three years and none were outstanding as of December 31, 2008.

The effective interest rate on our debt was 4.1% in 2008, compared to 5.5% in 2007.

(10) Leases

We lease office space in various buildings for our own use. The terms of these non-cancelable operating leases provide for us to pay base rent and a share of increases in operating expenses and real estate taxes in excess of defined amounts. We also lease equipment under both operating and capital lease arrangements.

Minimum future lease payments (e.g., base rent for leases of office space) due in each of the next five years ending December 31 and thereafter are as follows ($ in thousands):

	OPERATING LEASES	CAPITAL LEASES
2009	$96,828	170
2010	84,077	77
2011	68,749	18
2012	53,050	2
2013	44,620	—
Thereafter	98,414	—
Less: Amount representing interest		(16)
Minimum lease payments	$445,738	251

As of December 31, 2008, we have accrued liabilities related to excess lease space of $1.3 million. The total of minimum rentals to be received in the future under noncancelable operating subleases as of December 31, 2008 was $5.7 million.

Assets recorded under capital leases in our Consolidated Balance Sheets at December 31, 2008 and 2007 are as follows ($ in thousands):

	2008	2007
Furniture, fixtures and equipment	$81	—
Computer equipment and software	281	279
Automobiles	215	248
	$577	527
Less accumulated depreciation and amortization	(280)	(160)
Net assets under capital leases	$297	367

Rent expense was $110.9 million, $88.0 million and $71.2 million during 2008, 2007 and 2006, respectively.

(11) Transactions with Affiliates

As part of our co-investment strategy we have equity interests in real estate ventures, some of which have certain of our officers as trustees or board of director members, and from which we earn advisory and management fees. Included in the accompanying Consolidated Financial Statements are revenues of $240.6 million, $207.7 million and $247.3 million for 2008, 2007 and 2006, respectively, as well as receivables of $27.5 million, $31.0 million and $25.2 million at December 31, 2008, 2007 and 2006, respectively, related to these equity interests.

The outstanding balance of loans to employees at December 31, 2008 is shown in the following table ($ in millions). (1)

2008
Loans related to co-investments (2)	$1.5
Travel, relocation and other miscellaneous advances	47.2
$48.7

(1)	The Company has not extended or maintained credit, arranged for the extension of credit or renewed the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company since the enactment of the Sarbanes-Oxley Act of 2002.

(2)	These loans have been made to allow employees the ability to participate in investment fund opportunities. All of these loans are nonrecourse loans.

(12) Commitments and Contingencies

We are a defendant in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Many of these litigation matters are covered by insurance (including insurance provided through a captive insurance company), although they may nevertheless be subject to large deductibles or retentions and the amounts being claimed may exceed the available insurance. Although the ultimate liability for these matters cannot be determined, based upon information currently available, we believe the ultimate resolution of such claims and litigation will not have a material adverse effect on our financial position, results of operations or liquidity.

(13) Restructuring

In 2008, we recognized $30.4 million of restructuring charges, consisting of $23.4 million of employee termination costs and $7.0 million of integration-related costs associated with the acquisitions of Kemper’s and Staubach. The employee termination costs were incurred as a result of staff reductions, principally in Europe, in response to the credit markets’ impact on transaction levels. Employee termination costs of $14.0 million were paid in 2008, and the remaining $9.4 million were included in accrued compensation at December 31, 2008. Integration-related costs included certain office moving costs, employee retention payments, training, re-branding and other transition events.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth certain unaudited consolidated statements of earnings data for each of our past eight quarters. In our opinion, this information has been presented on the same basis as the audited consolidated financial statements appearing elsewhere in this report, and includes all adjustments, consisting only of normal recurring adjustments and accruals, that we consider necessary for a fair presentation. The unaudited consolidated quarterly information should be read in conjunction with our Consolidated Financial Statements and the notes thereto as well as the “Summary of Critical Accounting Policies and Estimates” section within “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The operating results for any quarter are not necessarily indicative of the results for any future period.

We note the following points regarding how we prepare and present our financial statements on a periodic basis.

PERIODIC ACCOUNTING FOR INCENTIVE COMPENSATION

An important part of our overall compensation package is incentive compensation, which we typically pay to employees in the year after it is earned. In our interim financial statements, we have accrued for incentive compensation based on the percentage of compensation costs and adjusted operating income relative to forecasted compensation costs and adjusted operating income for the full year, as substantially all incentive compensation pools are based upon full year results. The impact of this incentive compensation accrual methodology is that we accrue less compensation in the first six months of the year, with the majority of our incentive compensation accrued in the second half of the year, particularly in the fourth quarter. We adjust the incentive compensation accrual in those unusual cases where earned incentive compensation has been paid to employees.

In addition, we exclude from the standard accrual methodology incentive compensation pools that are not subject to the normal performance criteria. These pools are accrued for on a straight-line basis.

Certain employees receive a portion of their incentive compensation in the form of restricted stock units of our common stock. We recognize this compensation during the period including both the incentive compensation year and the vesting period of these restricted stock units, which has the effect of deferring a portion of current year incentive compensation to later years. We recognize the benefit of deferring certain compensation under the stock ownership program in a manner consistent with the accrual of the underlying incentive compensation expense.

The following table reflects the estimates of compensation to be deferred to future years under the stock ownership program for each year-to-date period in 2008 and 2007 ($ in millions):

	2008	2007
Three months ended March 31,	$3.2	7.3
Six months ended June 30,	8.0	15.1
Nine months ended September 30,	10.9	19.5
Twelve months ended December 31,	15.5	26.2

INCOME TAXES

We provide for the effects of income taxes on interim financial statements based on our estimate of the effective tax rate for the full year. We assess our effective tax rate on a quarterly basis and reflect the benefit from tax planning actions when we believe it is probable they will be successful. We account for the cumulative catch-up impact of any change in estimated effective tax rate in the quarter that a change is made.

The effective tax rate we applied to recurring operations for 2008 and 2007 was as follows:

	2008	2007
Three months ended March 31,	25.2%	26.7%
Six months ended June 30,	25.2%	26.7%
Nine months ended September 30,	25.2%	26.7%
Twelve months ended December 31,	24.9%	25.2%

SEASONALITY

Our revenues and profits tend to be significantly higher in the third and fourth quarters of each year than the first two quarters. This is a result of a general focus in the real estate industry on completing or documenting transactions by calendar-year-end and the fact that certain expenses are constant through the year. Historically, we have reported an operating loss or a relatively small profit in the first quarter and then increasingly larger profits during each of the following three quarters, excluding the recognition of investment-generated performance fees and co-investment equity gains (both of which can be particularly unpredictable). Our Investment Management segment earns investment-generated performance fees on clients’ real estate investment returns and co-investment equity gains, generally when assets are sold, the timing of which is geared towards the benefit of our clients. Within our IOS segments, capital markets activities has an increasing impact on comparability between reporting periods, as the timing of recognition of revenues relates to the size and timing of our clients’ transactions. Non-variable operating expenses, which are treated as expenses when they are incurred during the year, are relatively constant on a quarterly basis.

JONES LANG LASALLE INCORPORATED QUARTERLY INFORMATION—2008 (UNAUDITED)

($ IN THOUSANDS, EXCEPT SHARE DATA)	MARCH 31	JUNE 30	SEPT. 30	DEC. 31	YEAR 2008
Revenue:
Investor & Occupier Services:
Americas	$173,864	189,875	254,072	315,476	$933,287
EMEA	183,063	236,098	208,562	243,120	870,843
Asia Pacific	117,397	141,778	132,555	144,443	536,173
Investment Management	87,382	92,733	81,202	90,504	351,821

Less:
Equity in earnings (losses) from real estate ventures	(2,214)	969	(693)	(3,524)	(5,462)
Total revenue	563,920	659,515	677,084	797,067	2,697,586

Operating expenses:
Investor & Occupier Services:
Americas	173,618	179,319	237,200	276,040	866,177
EMEA	190,081	233,765	202,670	221,413	847,929
Asia Pacific	125,284	137,004	132,612	136,803	531,703
Investment Management	67,202	71,229	60,664	70,818	269,913

Plus:
Restructuring charges (credits)	(189)	—	10,461	20,129	30,401
Total operating expenses	555,996	621,317	643,607	725,203	2,546,123

Operating income	7,924	38,198	33,477	71,864	151,463

Net earnings available to common shareholders	$2,840	24,516	15,004	41,155	$83,515

Basic earnings per common share	$0.09	0.77	0.44	1.19	$2.52

Diluted earnings per common share	$0.09	0.73	0.43	1.17	$2.44

JONES LANG LASALLE INCORPORATED QUARTERLY INFORMATION—2007 (UNAUDITED)

($ IN THOUSANDS, EXCEPT SHARE DATA)	MARCH 31	JUNE 30	SEPT. 30	DEC. 31	YEAR 2007
Revenue:
Investor & Occupier Services:
Americas	$148,267	178,999	187,966	249,997	$765,229
EMEA	176,890	196,986	224,845	327,360	926,081
Asia Pacific	86,397	211,231	134,017	170,496	602,141
Investment Management	78,632	95,238	82,302	114,668	370,840

Less:
Equity in earnings from real estate ventures	133	6,368	4,979	736	12,216
Total revenue	490,053	676,086	624,151	861,785	2,652,075

Operating expenses:
Investor & Occupier Services:
Americas	141,805	159,876	167,786	215,312	684,779
EMEA	162,241	181,761	210,596	280,041	834,639
Asia Pacific	89,231	167,051	127,132	148,539	531,953
Investment Management	60,678	66,403	54,127	77,587	258,795

Plus:
Restructuring charges (credits)	(411)	—	—	—	(411)
Total operating expenses	453,544	575,091	559,641	721,479	2,309,755

Operating income	36,509	100,995	64,510	140,306	342,320

Net earnings available to common shareholders	$27,306	77,932	46,530	104,722	$256,490

Basic earnings per common share	$0.85	2.45	1.44	3.28	$8.01

Diluted earnings per common share	$0.81	2.32	1.38	3.16	$7.64